FOR IMMEDIATE RELEASE
Investor Relations Contact:

Carolyn Bass
Phone: +1 (415) 445-3232
ir@csod.com

Media Contact:

Elizabeth Flax
Cornerstone OnDemand
Phone: +1 (310) 752-1860
eflax@csod.com

Cornerstone OnDemand Adds Former Eloqua CEO
Joe Payne to its Board of Directors

SANTA MONICA, Calif., October 4, 2013 - Cornerstone OnDemand, Inc. (NASDAQ: CSOD), a global leader in cloud-based talent management software solutions, today announced that Joe Payne, former CEO of cloud-based marketing automation leader Eloqua, Inc., has been elected to Cornerstone OnDemand’s board of directors effective as of September 30, 2013.

Mr. Payne served as CEO and member of the board of directors of Eloqua from January 2007 until the company’s acquisition by Oracle in February 2013. Mr. Payne also served as the chairman of Eloqua’s board of directors from August 2011 until February 2013. Prior to his role at Eloqua, Mr. Payne served in executive roles at Qualys, Inc., iDefense, eSecurity, eGrail and MicroStrategy Incorporated. He holds an A.B. in Public Policy and an M.B.A. from Duke University.

“In addition to being a marketing expert, Joe is a seasoned executive and pioneer in building strong cloud companies. He is a rare executive that has been able to lead a company from its early stage through IPO and subsequent exit,” said Adam Miller, founder and CEO of Cornerstone OnDemand. “I’m excited to welcome Joe to our board of directors and look forward to working closely with him as we continue our growth and innovation at Cornerstone.”

“It is a privilege to join Cornerstone’s board of directors,” commented Payne. “Cornerstone’s growth has been remarkable, and I believe the company is well-positioned to separate itself from the competition and strengthen its position as a leader in the talent management market.”

In connection with Mr. Payne’s election, Rob Ward, managing director and co-founder of Meritech Capital, resigned from Cornerstone OnDemand’s board of directors, effective as of September 30, 2013. Miller commented, “I want to personally thank Rob for his support and insights in helping us build a leading, global talent management company. We wish him continued success as an extraordinary venture capitalist.”

About Cornerstone OnDemand
Cornerstone OnDemand is a leader in cloud-based applications for talent management. The company’s solutions help organizations recruit, train, manage and connect their employees, empowering their people and increasing workforce productivity. Based in Santa Monica, California, the company’s solutions are used by over 1,400 clients worldwide, spanning 12 million users across 190 countries and 41 languages. For more information about Cornerstone, visit csod.com. Read Cornerstone’s blog at csod.com/blog. Follow Cornerstone on Twitter at twitter.com/CornerstoneInc. Like Cornerstone on Facebook at facebook.com/CSODcommunity.

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